Exhibit 99.1

VAALCO ENERGY ADOPTS STOCKHOLDER RIGHTS PLAN

HOUSTON, TEXAS, September 28, 2015 — VAALCO Energy, Inc. (the “Company” and “VAALCO”) (NYSE: EGY) today announced that its Board of Directors has authorized the adoption of a stockholder rights plan (the “Rights Plan”). The Rights Plan is designed to proactively assure that all of the Company’s stockholders receive fair and equal treatment in the event of a proposed acquisition of the Company, to guard against tactics to gain control of the Company without paying all stockholders a premium for that control, and to enable all of the Company’s stockholders to realize the value of their investment in the Company. The Rights Plan is not intended to interfere with any takeover, merger or other business combination approved by the Board of Directors.

The adoption of the stockholders rights plan aims to protect the interests of all VAALCO stockholders. The Board of Directors and management look forward to continuing to engage in constructive dialogue with stockholders regarding the Company’s plans for its business and remain committed to strengthening performance and enhancing stockholder value.

Pursuant to the Rights Plan, the Company will issue one preferred share purchase right for each outstanding share of the Company’s common stock to stockholders of record on the close of business on October 7, 2015. Initially, these rights will not be exercisable and will trade with the shares of the Company’s common stock. Unless earlier redeemed or exchanged, the rights will expire at the close of business on September 25, 2016.

Under the Rights Plan, the rights will generally become exercisable only if a person or group acquires beneficial ownership of 10 percent or more of the Company’s outstanding common stock or announces a tender or exchange offer that would result in beneficial ownership of 10 percent or more of the Company’s voting stock. In such situation, each holder of a right will be entitled to purchase one ten-thousandth (1/10,000) of a share of a series of junior preferred stock at an exercise price of $7.20 per right at a 50% discount, subject to anti-dilution adjustments.

The Company will be entitled to redeem the rights at $0.001 per right at any time prior to the acquisition of beneficial ownership of 10 percent or more of the Company’s common stock by a person or group.

If a stockholder or group beneficially owns 10 percent or more of the Company’s outstanding common stock at the time of the announcement of the Rights Plan, that stockholder’s existing ownership percentage will be grandfathered, but the rights will become exercisable if at any time after the announcement of the Rights Plan such stockholder increases its ownership of the Company’s common stock by one share or more.

The Company also today announced that its Board of Directors has amended and restated the Company’s bylaws.

Details about the Rights Plan and the amendments to the Company’s bylaws will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

Vinson & Elkins L.L.P. is serving as legal counsel to the Company.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities. The company’s properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Other Information

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this document that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include expected capital expenditures, future drilling plans, prospect evaluations, liquidity, negotiations with governments and third parties, expectations regarding processing facilities, and reserve growth. These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company’s success in discovering, developing and producing reserves, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks, and regulatory changes. These and other risks are further described in VAALCO’s quarterly report on

Form 10-Q for the three months ended June 30, 2015, annual report on Form 10-K for the year ended December 31, 2014, and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contacts Gregory R. Hullinger Chief Financial Officer 713-623-0801	Al Petrie Investor Relations Coordinator 713-543-3422